UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2026

HYPERION DEFI, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38365	47-1178401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23461 South Pointe Drive, Suite 390
Laguna Hills, CA 92653

(Address of Principal Executive Offices, and Zip Code)

(833) 393-6684

Registrant’s Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)
Common stock, par value $0.0001 per share	HYPD	The Nasdaq Stock Market (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02. Unregistered Sales of Equity Securities.

As previously disclosed, on June 20, 2025, Hyperion DeFi, Inc. (the “Company”) issued an aggregate of 5,435,897 shares of Series A Non-Voting Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), 5,435,897 of which remained outstanding as of September 30, 2025. On January 5, 2026, an aggregate of 100,000 shares of Series A Preferred Stock were converted into 300,000 shares of common stock, par value $0.0001 per share, of the Company (the “Conversion Shares”), for no additional consideration pursuant to the terms of the Series A Preferred Stock. The Conversion Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder, or under any state securities laws.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Appointment

On January 1, 2026, the Board of Directors (the “Board”) of the Company appointed Hyunsu Jung, who served as the Company’s Interim Chief Executive Officer since September 2025, as the Company’s permanent Chief Executive Officer, effective immediately. Mr. Jung will continue to serve as a director of the Company until the Company’s 2026 annual meeting of stockholders and thereafter until his successor has been elected and qualified or until his earlier death, resignation or removal.

Mr. Jung, age 29, has served as the Company’s Interim Chief Executive Officer since September 2025, and as the Company’s Chief Investment Officer and a director since June 2025. Prior to joining the Company, from June 2021 to June 2025, Mr. Jung was a Portfolio Manager at DARMA Capital, an $1B+ asset manager registered with the CFTC and NFA. Previously, Mr. Jung was a Consultant at EY-Parthenon from October 2018 to June 2021, where he drove Finance and Digital Transformation for major enterprise M&A deals. Mr. Jung earned his B.A. from Vassar College in 2018.

There is no family relationship between Mr. Jung and any other director or executive officer of the Company.

In connection with his appointment as Chief Executive Officer, Mr. Jung entered into an amended and restated employment agreement with the Company (the “Employment Agreement”), pursuant to which the Company will pay Mr. Jung a base salary of $520,000. Mr. Jung will be eligible to receive equity awards as determined by the Board from time to time in its sole discretion. In addition, each calendar year, Mr. Jung will be eligible to earn a cash bonus, subject to the achievement of performance goals and conditions established by the Board or the compensation committee of the Board, in an amount up to (i) for calendar year 2026, 100% of Mr. Jung’s base salary and (ii) thereafter, a percentage of Mr. Jung’s then-current base salary as may be determined by the Board or the compensation committee in its sole discretion.

Mr. Jung’s term of employment will extend until January 17, 2029, unless extended further by mutual agreement, or until earlier termination under the Employment Agreement. If Mr. Jung’s employment is terminated by the Company for cause (as defined in the Employment Agreement), by Mr. Jung without good reason (as defined in the Employment Agreement) or as a result of Mr. Jung’s disability or death, Mr. Jung is entitled to receive Accrued Obligations (as defined in the Jung Employment Agreement). If Mr. Jung’s employment is terminated by the Company other than for cause, disability or death, or by Mr. Jung for good reason, he is entitled to receive (i) Accrued Obligations, (ii) 12 months of his then-current annual base salary, less applicable withholdings and (iii) continuation of up to 12 months of group health insurance benefits.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On January 5, 2026, the Company issued a press release announcing the appointment of Mr. Jung as Chief Executive Officer and the appointment of Robert Rubenstein, Esq., as the Company’s General Counsel, effective as of January 12, 2026. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

The information in Item 7.01 of this Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement by and between Hyperion DeFi, Inc. and Hyunsu Jung, dated January 1, 2026
99.1	Press release, dated January 5, 2026.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERION DEFI, INC.

Dated: January 5, 2026	By:	/s/ Hyunsu Jung
Hyunsu Jung
Chief Executive Officer